                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  National Security Life and Annuity Company Variable Account L

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         One Financial Way
         Montgomery, Ohio 45242

Telephone Number (including area code):

(513) 794-6100

Name and address of agent for service of process:

         Ronald L. Benedict, Assistant Secretary
         National Security Life and Annuity Company
         P. O. Box 237
         Cincinnati, Ohio 45201

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                              Yes _X_       No ___

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Columbus and the State of Ohio on the 4th day of January 2002.


(SEAL)                              National Security Life and Annuity Company
                                    Variable Account L
                                   (Name of Registrant)


                                    BY:  National Security Life and Annuity Company
                                         (Name of Depositor)


Attest:  /s/ Ronald L. Benedict     BY:  /s/  John J. Palmer
         ----------------------             ---------------------
             Ronald L. Benedict               John J. Palmer
                                        (Name of officer of Depositor)
Title:       Assistant Secretary    Title:    CEO

